Notice of
Annual Meeting
of Shareholders and
Proxy Statement





December 9, 1998

Dear Shareholder:

You are cordially invited to attend the 1999 annual meeting of shareholders. The meeting will be held at the corporate offices of Sawtek Inc., 1818 South Highway 441, Apopka, Florida, on Monday, January 25, 1999, starting at 10:00 a.m.

The notice of the meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of the directors.

Following the business session, I will report on current operations and on our plans. Following these reports, there will be an open discussion period during which your questions and comments will be welcome. We hope you will be able to join us.

Cordially,



Steven P. Miller
Chairman and
Chief Executive Officer

                                     SAWTEK
                                  INCORPORATED
                               1818 S. Highway 441
                              Apopka, Florida 32703


                    Notice of Annual Meeting of Shareholders


TO THE HOLDERS OF COMMON STOCK OF SAWTEK INC.

The annual meeting of the shareholders of Sawtek Inc. will be held at the corporate offices of Sawtek Inc., 1818 South Highway 441, Apopka, Florida 32703, on Monday, January 25, 1999, starting at 10:00 a.m. for the following purposes:

1.  To elect directors.

2.  To transact such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on December 8, 1998, will be entitled to vote at the meeting.

By order of the Board of Directors

                                                              WILLIAM A. GRIMM
                                                              Secretary
Apopka, Florida
December 9, 1998


                                IMPORTANT NOTICE

                  To assure your representation at the meeting,
           please complete, date, sign, and mail promptly the enclosed proxy for which a return envelope is provided

                                     SAWTEK
                                  INCORPORATED
                               1818 S. Highway 441
                              Apopka, Florida 32703

Notice of Annual Meeting of Shareholders to be held January 25, 1999

General Information
-------------------
The accompanying proxy is solicited by the Board of Directors of the Company. A shareholder may revoke his proxy at any time prior to the time it is voted at the meeting by filing with the Secretary of the Company a written notice of revocation, by duly executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person.

The record date for shareholders entitled to vote at the meeting is December 8, 1998.

The Company has only one class of outstanding shares, namely Common Stock, par value $.0005 per share, of which there were 20,858,597 shares outstanding on the record date and 479 holders of record. Many shareholders hold their shares in "street name." The Company believes it has more than 6,000 beneficial owners of its Common Stock. Each share is entitled to one vote.

The shares represented by each valid proxy will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the shares will be voted in accordance with such specification. If no vote is specified, the shares will be voted as set forth in the accompanying proxy. The election of directors requires a majority of the votes cast. With respect to abstentions, shares are considered present at the meeting for a particular proposal, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to shares held in brokerage accounts, shares which are not voted by the broker are not considered present at the meeting for the particular proposal.

So far as the directors of the Company are aware, no matters will be presented to the meeting for action on the part of the shareholders other than the election of the directors. If any other matter is properly brought before the meeting, it is the intention of the persons named in the proxy to vote the shares to which the proxy relates in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. Officers and employees may, by letter, telephone, or in person, make additional requests for the return of proxies. The Company will reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses incurred in connection with such solicitation. The Company also has retained ADP Corporation to aid in the solicitation of proxies at an estimated fee of $6,000. This Proxy Statement, the accompanying proxy and a copy of the Company's Annual Report for the year ended September 30, 1998, are being mailed to shareholders commencing on December 9, 1998.

Shareholder Item #1
-------------------

Election of Directors
---------------------
All of the members of the Company's Board of Directors are elected annually at the annual meeting of shareholders. The six members are Steven P. Miller, Neal
J. Tolar, Gary A. Monetti, Robert C. Strandberg, Bruce S. White, and Willis C. Young, and each of them are standing for re-election. In accordance with the Bylaws of Sawtek Inc., all directors hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

The authorized number of directors is presently set at six. From time to time, the Board considers potential candidates, and as an appropriate candidate is identified the Board will consider increasing the number of directors.

The persons named in the accompanying proxy will vote in favor of electing the nominees to serve for the terms identified above, unless otherwise specified in the proxy. If any nominee shall become unavailable for election, the proxies will be voted for the election of such persons, if any, as shall be designated by the Board of Directors.

None of the nominees nor any of the incumbent directors is related to any other nominee or director or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Biographical summaries of the nominees and of the continuing directors appear on the following pages and data with respect to the number of shares of the Company's Common Stock beneficially owned by them as of October 30, 1998 are set forth in the table on page 13.

The Board of Directors recommend a vote in favor of each named nominee.

Board of Directors
------------------

Steven P. Miller
----------------
Mr. Miller, 50, co-founded the Company, has served as a director since 1979, chief executive officer since 1986, chairman since February 1996 and served as president from 1979 to April 1997. Prior to joining the Company, he was manager of the SAW device engineering and development Laboratory at Texas Instruments Incorporated ("TI"), an electronics manufacturer. He joined TI in 1969. Mr. Miller has a B.S. degree in electrical engineering from the South Dakota School of Mines and Technology.

Neal J. Tolar
-------------
Dr. Tolar, 56, co-founded the Company, has served as senior vice president and chief technical officer since June 1995 and a director since 1979. He served as vice president-operations and engineering from 1979 to June 1995. Prior to joining the Company, he was a member of the technical staff in the RF Technology Group of the Corporate Research Laboratory at TI. He joined TI in 1967. Dr. Tolar has a Ph.D. in ceramic engineering from the University of Utah and a B.S. degree in ceramic engineering from Mississippi State University.

Gary A. Monetti
---------------
Mr. Monetti, 39, joined the Company in 1982, has served as president since April 1997 and chief operating officer since July 1995 and served as vice president-operations from July 1995 to April 1997. He has served in various positions, since 1982, at the Company, including filter design engineer, manager of filter technology, vice president-sales and marketing and vice president-engineering. Mr. Monetti has an M.B.A. degree from Rollins College and a B.S. degree in electrical engineering from the University of Illinois. Mr. Monetti was appointed to the Board of Directors in April 1998.

Robert C. Strandberg
--------------------
Mr. Strandberg, 41, has been a director of the Company since October 1995. Mr. Strandberg is the president and chief executive officer of PSC Inc., a manufacturer of bar code readers, since May 1997 and executive vice president from November 1996 to May 1997. Mr. Strandberg is also a director of Merix Corporation. From May 1996 to October 1996, he was self-employed as a business consultant. From September 1991 to April 1996, Mr. Strandberg was the chairman of the Board of Directors, president and chief executive officer of Datamax International Corporation, a manufacturer of bar code printers. From 1988 to 1991, he was vice president-finance of Datamax. From 1986 to 1988, he worked for GTECH, a lottery management company, in the areas of finance and strategic planning. Mr. Strandberg has an M.B.A. degree from Harvard Graduate School of Business Administration and a B.S. degree in operations research and industrial engineering from Cornell University.

Bruce S. White
--------------
Mr. White, 65, has been a director of the Company since April 1996. Mr. White was corporate vice president of AVNET Inc., a distributor of electronic components, from January 1996 to January 1998, and the president of the Penstock Division of AVNET Inc. from July 1994 to January 1998. From 1974 to July 1994, Mr. White was the president and chief executive officer of Penstock Inc., a company he founded to distribute RF and microwave components. Mr. White is now retired from both AVNET and Penstock. AVENT is a distributor of certain products manufactured by Sawtek. In fiscal 1998, sales from Sawtek to AVNET were approximately $4.3 million. Mr. White has a B.A. degree in mathematics from Colgate University and B.S. and M.S. degrees in electrical engineering from Michigan State University.

Willis C. Young
---------------
Mr. Young, 57, has been a director of the Company since February 1996. He has been a senior partner of the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, since January 1996. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment, where he was engaged to assist in the implementation of Hayes' restructuring in bankruptcy. From 1965 to March 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to March 1995 he was a vice chairman and a member of the executive committee. Mr. Young has a B.S. degree in accounting from Ferris State University. He is a certified public accountant.

Executive Officers
------------------

The current executive officers of the Company are as follows:

      Name               Age                   Position
      ----               ---                   --------
Steven P. Miller         50   Chairman, Chief Executive Officer and Director
Gary A. Monetti          39   President, Chief Operating Officer and Director
Neal J. Tolar            57   Senior Vice President, Chief Technical Officer and Director
Kimon Anemogiannis       36   Vice President - Engineering
Brian P. Balut           33   Vice President - Sales and Marketing
John K. Bitzer           48   Vice President - Operations Support
Raymond A. Link          44   Vice President - Finance, Treasurer and Chief Financial Officer
Azhar Waseem             45   Vice President - Manufacturing

Kimon Anemogiannis
------------------
Dr. Anemogiannis, 36, joined Sawtek in July 1995 as director of engineering and was promoted to vice president-engineering in April 1998. Prior to joining Sawtek, Dr. Anemogiannis was in various engineering positions for the surface acoustic wave (SAW) group at Siemens Matsushita based in Munich, Germany from August 1986 to July 1995. Dr. Anemogiannis has a Ph.D. and a M.S. degree in electrical engineering from the Technical University of Munich.

Brian P. Balut
--------------
Mr. Balut, 33, joined Sawtek in October 1994 as a sales manager, was promoted to director of sales and marketing in November 1996 and promoted to vice president sales and marketing in September 1998. From 1987 to 1994, Mr. Balut was in various sales, marketing and engineering positions with REMEC, a manufacturer of electronic components. Mr. Balut has a B.S. degree in electrical engineering from the Massachusetts Institute of Technology and a M.B.A. degree from Rollins College.

John K. Bitzer
--------------
Mr. Bitzer, 48, joined Sawtek in August 1991 as director of operations support and was promoted to vice president-operations support in April 1998. From December 1988 to July 1991, Mr. Bitzer was the director of operations for the ESCO unit of Emerson Electric. From 1974 to December 1988, Mr. Bitzer was in various operations and management positions with the General Electric Company. Mr. Bitzer has a B.S. degree in mechanical engineering from West Virginia University.

Raymond A. Link
---------------
Mr. Link, 44, joined the Company in September 1995 as vice president-finance and chief financial officer. From 1987 to September 1995, Mr. Link was vice president-finance and chief financial officer of Hubbard Construction Company, a heavy/highway construction company. From 1980 to 1987, he was with Harris Corporation, an electronics manufacturer, in various financial capacities. Mr. Link has a M.B.A. degree from the Wharton School at the University of Pennsylvania and a B.S. degree in accounting from the State University of New York at Buffalo. He is a certified public accountant.

Azhar Waseem
------------
Mr. Waseem, 45, joined Sawtek in March 1995 as director of wafer fabrication and was promoted to vice president-manufacturing in April 1998. From 1989-1994, Mr. Waseem was in various operation and engineering positions with Siliconix, Inc., a microelectronics manufacturer, based in Santa Clara, California and from 1986-1989 he was in various engineering positions with the General Electric Company. Mr. Waseem has a B.S. and M.S. degree in electrical engineering and a M.B.A. all from the University of Minnesota.

There are no family relationships between any of the Company's executive officers or directors. Information on Messrs. Miller, Monetti and Tolar is included in the director profiles above.

Information on Board of Directors and Committees
------------------------------------------------

Meetings and Attendance
-----------------------
During the year, there were six meetings of the Board of Directors and two meetings of the standing committees of the Board. All directors attended more than 75 percent of the aggregate of all meetings of the Board and the Board committees on which they served.

Committees of the Board
-----------------------
The Board has established two committees to assist in the discharge of its responsibilities, the principal functions of each committee are described below. In addition, the Board as a whole serves as the Nominating Committee.

The Audit Committee assists the Board in ensuring that the Company's financial, auditing and reporting practices, procedures and controls are within acceptable limits of sound practice and in accordance with applicable laws and regulations. The Committee meets periodically with the independent auditors, together with representatives of management, as appropriate, for the purpose of reviewing the scope and results of the annual audit of the financial statements and the recommendations of the auditors. The Committee also reviews the nature and extent of non-audit professional services performed by the auditors. The Committee held two meetings during the past 12 months. The members of the Audit Committee are Messrs. Young (Chairman), Tolar and Strandberg.

The Compensation Committee assists the Board in reviewing the annual compensation and bonuses for the executive officers. The Committee held one meeting during the past 12 months. The members of the Compensation Committee are Messrs. Strandberg (Chairman), White and Young.

Directors' Compensation
-----------------------
Each of the three non-employee directors currently receive an annual retainer fee of $8,000.

Messrs. Strandberg, White and Young each were granted options to purchase 20,000 shares of the Company's Common Stock in fiscal 1996. No options were granted to the outside directors in fiscal 1997 or fiscal 1998. The options are non-statutory options and are priced at the fair market value on the date of grant. One-third of the option shares become exercisable on the anniversary of the date of grant and one-third on each of the two succeeding anniversary dates. The option term is five years.

Report on Executive Compensation
--------------------------------

General
-------
For the fiscal year ended September 30, 1998, the Compensation Committee approved the base compensation and bonuses paid and stock options granted to several levels of management including the CEO and the other executive officers.

Compensation Philosophy
-----------------------
The goal of the Company is to align business objectives and overall Company performance and executive compensation. The Company needs to attract, retain and reward executive officers and other key individuals who contribute to the long-term success of the Company and to further motivate them to build shareholder value. The Board of Directors has adopted a total compensation package comprised of base salary, bonus and stock option awards as follows:

          Base Salary: Each executive officer's base salary is reviewed on an annual basis. Among those factors taken into consideration are: (1) individual and corporate performance, (2) level of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices as reported by the American Electronics Association for comparable size companies.

          Bonus: Bonuses are paid only if the Company and individual executive officers achieve the performance objectives for the year. Generally, bonuses are based on the level of net income for the Company and other factors as determined by the Compensation Committee.

          Stock Option Grants: The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Chief Executive Officer Compensation
------------------------------------
Mr. Miller's base salary and bonus were determined in accordance with the criteria described in the "Base Salary" and "Bonus" sections of this report. Mr. Miller's base salary of $245,000 and cash bonus of $138,050 reflect the Board and the Committee's assessment of: (i) the favorable operating results of the Company for the past fiscal year, (ii) his leadership, and (iii) his broad involvement in the overall operation and growth of the Company. The Board has set his base compensation for fiscal 1999 at $253,600. Mr. Miller has not been granted any stock options since 1994.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------
The Compensation Committee consisted of Messrs. Strandberg, White and Young during fiscal 1998. Mr. White was corporate vice president of AVNET Inc. from January 1996 to January 1998. In fiscal 1998, Sawtek sales to AVNET were approximately $4.3 million. Mr. White does not have a direct or indirect interest in these sales to AVNET.

Potential Limitation on Company Deductions
------------------------------------------
Internal Revenue Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

There are a number of exceptions to this rule, such as compensation paid under a shareholder approved "performance-based compensation" plan and certain stock options granted prior to the Company being publicly-traded.

The Board of Directors believes that at the present time it is unlikely that eligible compensation under Section 162(m) paid to any executive officer in a taxable year will exceed one million dollars. Therefore, the Board of Directors has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as "performance-based compensation."

    Robert C. Strandberg - Chairman
    Willis C. Young
    Bruce S. White

Selection of Auditors
---------------------
Representatives of Ernst & Young LLP, independent auditors, who audited the financial statements of the Company for the year ended September 30, 1998, are expected to be present at the shareholders' meeting to make a statement if they so desire and to be available to respond to appropriate questions of shareholders. The Company has not reviewed fees and other arrangements for auditing services, and accordingly the Board of Directors has not considered the selection of public accountants for the year ending September 30, 1999.

Shareholder Proposals for the 2000 Annual Meeting
-------------------------------------------------
Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders and to be included in the Company's Proxy Statement and form of proxy for that meeting must be received by the Company no later than August 16, 1999.

The Securities and Exchange Commission recently amended Rule 14a-4, which governs the use by the Company of discretionary voting authority with respect to shareholder proposals. SEC Rule 14a-14(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the company at least 45 days prior to the month and day of mailing the prior year's Proxy Statement, the proxies of the Company's management would be permitted to use their discretionary authority at the Company's next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the Proxy Statement. For purposes of the Company's 1999 annual meeting of shareholders, this deadline is October 28, 1998.

Performance Graph
-----------------
The graph below comparies the performance of the Company's Common Stock with the performance of the NASDAQ composite index and the Hambrecht & Quist Communication Sector Component of its Growth and Technology Index. The comparison of total return on investment for the period assumes that $100 was invested on May 1, 1996 (the date the Company went public) in the Company and each of the indices.


                     Comparison of Total Return Among NASDAQ
             Composit Index and the H&Q Communication Sector of its
                   Growth and Technology Index and Sawtek Inc.

                                                                       End of Period Values
                                                 ---------------------------------------------------------------
                                                 May 1, 1996    Sept. 30, 1996   Sept. 30, 1997   Sept. 30, 1998
                                                 -----------    --------------   --------------   --------------
Sawtek                                                $100            $200             $356             $109
NASDAQ Composite with dividends re-invested           $100            $103             $142             $145
Hambrecht & Quist Communications Sector Index         $100            $101             $113             $ 98


Summary Compensation Table
--------------------------

The table below illustrates annual and long-term compensation for services to the Company for the years ending September 30, 1998, 1997 and 1996 for those executives who, as of September 30, 1998, were: (i) the chief executive officer and (ii) the other four most highly compensated executives of the Company.

                                                                                                    Total Option
           Name and Position             Year     Salary        Bonus     Other Compensation (3)    Grants # (1)
           -----------------             ----     ------        -----     ----------------------    ------------

Steven P. Miller                         1998    $245,000      $138,050          $ 11,567                -
 Chairman, President & Chief             1997     216,000       142,004             4,078                -
 Executive Officer                       1996     199,992       714,274            48,521                -

Neal J. Tolar                            1998    $203,000      $116,050          $ 10,400                -
 Senior Vice President & Chief           1997     180,000       118,604             5,529                -
 Technical Officer                       1996     167,003       692,831            39,594                -

Gary A. Monetti                          1998    $184,000      $ 84,050          $  8,051              15,000
 President & Chief Operating             1997     141,000        86,604             3,490              20,000
 Officer                                 1996     109,990        73,098            27,759                -

Raymond A. Link                          1998    $154,000      $ 77,050          $  8,159              15,000
 Vice President-Finance & Chief          1997     130,000        79,604             3,612              15,000
 Financial Officer                       1996     106,194        74,683            15,097              60,000

Azhar Waseem*                            1998    $ 98,621      $ 37,975          $  6,763              15,000
 Vice President Manufacturing

*        Mr. Waseem was appointed as vice president-manufacturing in fiscal 1998.
(1)      Amounts shown represent the number of shares subject to qualified and non-qualified stock options granted each year.
(2)      The amounts reported include the following:



                                Contributions to
                                the Sawtek Inc.
                                Employee Stock
                                Ownership Plan
                              --------------------
                                                        Taxable                        Estate and
                                                        Portion       Premiums for         Tax
                               # of                     of Life        Disability       Planning      401(k)
         Name           Year   Shares   Cost Basis     Insurance        Insurance       Services     Matching
         ----           ----   ------   ----------     ---------        ---------      ----------    --------

Steven P. Miller        1998    5,414    $ 2,436        $2,206             -              2,125       $4,800
                        1997    6,127      2,757         1,321             -                -
                        1996   19,771     20,329         1,218           2,245           24,729

Neal J. Tolar           1998    5,414    $ 2,436        $3,164             -                -         $4,800
                        1997    6,127      2,757         2,772             -                -
                        1996   19,771     20,329         2,556             -             16,709

Gary A. Monetti         1998    6,314    $ 2,842        $  409             -                -         $4,800
                        1997    7,080      3,186           304             -                -
                        1996   19,771     20,329           224             -              7,206

Raymond A. Link         1998    6,314    $ 2,842        $  517             -                -         $4,800
                        1997    7,080      3,186           426             -                -
                        1996   14,360     14,765           332             -                -


Azhar Waseem            1998    5,399    $ 2,429           371             -                -         $3,963



Option Grants in FY98
---------------------

                                                                                                        Potential Realizable
                                                                                                        Value at Assumed Rate
                                                                                                           of Stock Price
                                                                                                          Appreciation for
                                                                                                             Option Term
                                                                                                     -------------------------
                                                                     Market Price per
                                     % of Total   Exercise Price       Share at Date   Expiration
                     # Granted (1)   Grants (2)     Per Share             of Grant         Date       0%        5%        10%
                     -------------   ----------   --------------     ----------------  ----------    ----     -----      -----
Steven P. Miller           -             -              -                     -             -         -         -          -

Neal J. Tolar              -             -              -                     -             -         -         -          -

Gary A. Monetti        15,000          5.81%         $22.13                $22.13        3/27/08     $0      $208,714  $528,923

Raymond A. Link        15,000          5.81%         $22.13                $22.13        3/27/08     $0      $208,714  $528,923

Azhar Waseem           15,000          5.81%         $22.13                $22.13        3/27/08     $0      $208,714  $528,923

(1) The options become exercisable at a rate of 25% per year over four years and have a term of 10 years. The potential realizable value is calculated based on the term of the option at the time of the grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

(2) Based on an aggregate of 258,000 options granted to employees, officers and directors of the Company in fiscal 1998 including the named executive officers.

Aggregate Option Exercises in Fiscal Year 1998 and Fiscal Year-End Option Values
--------------------------------------------------------------------------------

                                                            Number of Securities         Value of Unexercised
                                                          Underlying Unexercised         In-The-Money Options
                                                         Options at Sept. 30, 1998      at Sept. 30, 1998 (2)
                                                         -------------------------      ---------------------
                         # of Shares         Value
                     Acquired on Exercise Realized (1)  Exercisable  Unexercisable   Exercisable   Unexercisable
                     -------------------- ------------  -----------  -------------   -----------   -------------

Steven P. Miller              -                -             -             -              -              -

Neal J. Tolar                 -                -             -             -              -              -

Gary A. Monetti             75,750         $2,503,238     100,980        30,000      $1,343,720      $      0

Raymond A. Link             40,000         $1,091,263      28,750        81,250       $ 336,388      $428,638

Azhar Waseem                 5,000         $ 117,055       13,750        36,250       $ 131,208      $131,208


(1) Based on the product of: (i) the fair market value of the Common Stock at the date of exercise minus the exercise price and (ii) the number of shares acquired upon exercise.

(2) Based on the product of: (i) the fair market value of the Common Stock at September 30, 1998 ($14.125 per share) minus the exercise price and (ii) the number of shares acquired upon exercise.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

Directors, Executive Officers and Five Percent (5%) Shareholders
----------------------------------------------------------------
The rules of the Securities and Exchange Commission require disclosure regarding any person known to the Company to be a beneficial owner of more than five percent of the Company's Common Stock.

The following table sets forth certain information with respect to the shares and equivalent units of the Company's Common Stock beneficially owned, as of October 30, 1998, by each director, each of the executive officers named in the Summary Compensation Table, and all executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to such securities.


                                                                                   Shares Beneficially Owned
                                                                                   -------------------------
Principal Shareholders                                                               Number         Percent
----------------------                                                               ------         -------
Sawtek Inc. Employee Stock Ownership and 401(k) Plan ("The ESOP") (1)              6,406,311         30.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD  21202 (2)       1,224,100          5.9%

Executive Officers and Directors
--------------------------------
Steven P. Miller (3)                                                               1,217,346          5.8%
Neal J. Tolar (4)                                                                  1,041,827          5.0%
Gary A. Monetti (5)                                                                  170,260           *
Raymond A. Link (6)                                                                   55,015           *
Azhar Waseem (7)                                                                      14,329           *
Robert C. Strandberg (8)                                                              12,300           *
Bruce S. White (9)                                                                    23,334           *
Willis C. Young (9)                                                                   13,334           *
All directors and executive officers as a group (11 persons)                       2,612,073         12.5%

*        Less than 1% of the outstanding Common Stock.








                                       13






(1) Marine Midland Bank is the Trustee of the ESOP. The ESOP, through its Trustee, exercises sole dispositive and voting control over these shares, all of which are held by the ESOP as record owner. Includes 4,358,150 shares allocated to participants' accounts and 2,048,161 shares not yet allocated to participants' accounts. Each ESOP participant, with respect to certain matters, controls the voting of shares allocated to his or her account by instructing the Trustee how such shares shall be voted. The Trustee controls the voting of all unallocated shares. The address for the Trustee is 140 Broadway Street, 11th Floor, New York, New York 10005.
(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 1,224,100 shares and has sole voting power for 56,000 shares.
(3) Includes 406,323 shares held by Sawmill Investment Limited Partnership of which Mr. Miller is the general partner and 787,835 shares held by Via Capri Investment Limited Partnership of which Mr. Miller has indirect voting control, and 23,188 shares held in trust for his majority age children. Excludes 113,911 shares owned by the ESOP but allocated to his account. His business address is Sawtek Inc., 1818 S. Highway 441, Apopka, Florida 32703.
(4) Excludes shares owned by his majority age children for which he disclaims any beneficial interest. Excludes 152,957 shares owned by the ESOP but allocated to his account. Includes 331,201 shares held by MOP Investment Limited Partnership and 710,626 held by MOPNJ Investment Limited Partnership of which Dr. Tolar has indirect voting control. His business address is Sawtek Inc., 1818 S. Highway 441, Apopka, Florida 32703.
(5) Includes options to purchase 100,980 shares of Common Stock exercisable within 60 days of October 30, 1998. Excludes 104,883 shares owned by the ESOP but allocated to his account.
(6) Includes options to purchase 28,750 shares of Common Stock exercisable within 60 days of October 30, 1998. Excludes 23,668 shares owned by the ESOP but allocated to his account.
(7) Includes options to purchase 13,750 shares of Common Stock exercisable within 60 days of October 30, 1998. Excludes 24,836 shares owned by the ESOP but allocated to his account.
(8) Includes options to purchase 6,666 shares of Common Stock exercisable within 60 days of October 30, 1998.
(9) Includes options to purchase 13,334 shares of Common Stock exercisable within 60 days of October 30, 1998.

                                   SAWTEK INC.
                               1818 S. Highway 441
                              Apopka, Florida 32703
                                 (407) 886-8860
PROXY

STEVEN P. MILLER, RAYMOND A. LINK AND WILLIAM A. GRIMM, or any of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the annual meeting of shareholders of the Company to be held on January 25, 1999, or at any adjournment, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement.

1.  Election of Directors, Nominees:
     Steven P. Miller, Neal J. Tolar, Gary A. Monetti,
     Robert C. Strandberg, Bruce S. White,
     Willis C. Young
                                           For the above
                                         slate of nominees          Withheld

     Election of Directors                  ---------               --------





     If withheld, please list the nominee(s) that you are not in favor of:

     --------------------------------------------------------------------

You are encouraged to specify your choices by marking the appropriate box. This proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of directors. The Proxies cannot vote your shares unless you sign and return the Card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

        I plan to attend the meeting
-------

Signature(s) _______________________________            Date     ______________

Signature    _______________________________            Date     ______________


         Please sign exactly as name appears above. When signing as attorney, executor, administrator, Trustee, or guardian, give your full title as such. All joint owners must sign.


(change of address)                    Shares held in your name: _________

--------------------------------------
--------------------------------------
--------------------------------------